Exhibit 99.1

Niska Gas Storage Partners LLC Announces Fourth-Quarter and Year-End Financial Results, Announces Resignation of Chief Executive Officer and Appointment of New Officers

HOUSTON, TEXAS — May 8, 2014 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for its fourth quarter and fiscal year ended March 31, 2014. The Company also announced the resignation of its President and Chief Executive Officer and the appointment of a new Chairman, President and Chief Executive Officer as well as other senior executives.  In addition, the Company provided an update on its current business operations and outlook, as well as guidance with respect to its fiscal year ending March 31, 2015.

Financial Results

Niska’s Adjusted EBITDA (as defined below) for the year ended March 31, 2014 was $140.0 million, compared to $181.7 million for the year ended March 31, 2013.  Cash available for distribution was $75.0 million in fiscal 2014 compared to $117.1 million in fiscal 2013.  Adjusted EBITDA and cash available for distribution for the fiscal year ended March 31, 2013 included benefits from previous inventory write-downs of $43.1 million. Excluding these benefits, Adjusted EBITDA and cash available for distribution in fiscal 2013 would have been $138.6 million and $74.0 million, respectively.   Adjusted EBITDA and cash available for distribution were $55.5 million and $39.3 million, respectively, for the three months ended March 31, 2014, compared to $77.7 million and $61.9 million, respectively for the three months ended March 31, 2013.  Excluding inventory writedown benefits of $25.3 million recognized in the fourth quarter last year, Adjusted EBITDA and cash available for distribution in the fourth quarter of fiscal 2013 would have been $52.4 million and $36.7 million, respectively.

Niska’s net loss for the fiscal year ended March 31, 2014 was $9.0 million, ($0.25 per common unit) compared to a net loss of $43.6 million ($0.63 per common and subordinated unit) for the fiscal year ended March 31, 2013.  Niska’s net earnings for the three months ended March 31, 2014 were $4.3 million ($0.12 per common unit) compared to a net loss of $1.3 million ($0.02 per common and subordinated unit) in the same period last year. As a result of the Company’s equity restructuring completed on April 2, 2013, earnings per unit for the three and twelve months ended March 31, 2014 include only the Company’s common units, whereas such amounts in the comparable prior year periods include both common and subordinated units.

Resignation of Chief Executive Officer and Appointment of New Officers

Niska today announced that, effective as of May 7, 2014, Simon Dupéré, its President and Chief Executive Officer has resigned as a director and officer, and that Niska has hired four former officers of PVR GP, LLC, the general partner of PVR Resources, L.P.  Specifically, William H. Shea, Jr. has been appointed as Niska’s Chairman, President and Chief Executive Officer, Mark D. Casaday has been appointed as Niska’s Chief Operating Officer, Robert B. Wallace has been appointed as Niska’s Vice President, Finance and Corporate Development, and Bruce D. Davis, Jr. has been appointed as Niska’s Vice President, Chief Administrative Officer.

The team recently led PVR Partners, L.P. in its transition from principally a coal royalty based MLP into a diversified business with an organically developed footprint in the Marcellus Shale region and a network of midstream assets in the U.S. Mid-Continent.  PVR was acquired by Regency Energy Partners, L.P., in March 2014.  Prior to PVR Partners, L.P. the team had significant senior leadership experience in the midstream energy industry, including Buckeye Partners, L.P and Sunoco Logistics Partners, L.P.

Andrew Ward, a partner of Riverstone Holdings LLC, stated, “On behalf of the board of directors, I would like to thank Simon for his strong leadership of Niska as Chief Executive Officer since July 2011 and his dedication and service as a senior executive since he joined Niska in 2006.  We wish him success in his future endeavors.  Mr. Ward added, “We are excited about the addition of Bill Shea and the former management team of PVR Partners.  We are confident that their substantial midstream energy experience and successful track record of creating unitholder value will drive future growth and commercial success at Niska.”

Operations and Outlook

“Fiscal 2014, and in particular our fiscal fourth quarter, were extraordinarily dynamic times for Niska and the natural gas storage industry” said Mr. Shea, “The Company was  positioned to take advantage of these market conditions and delivered solid returns to investors this fiscal year.  Niska is pleased with its accomplishments on a number of fronts, most notably the following:

•                  Adjusted EBITDA and Cash Available for Distribution which significantly exceeded the guidance range originally established at the beginning of fiscal 2014;

•                  Completion of another low-cost expansion at our Wild Goose facility in California, which added 25 billion cubic feet (“Bcf”) of capacity, bringing total capacity across our facilities to 250.5 Bcf;

•                  Completion in March 2014 of a comprehensive refinancing of our long-term debt through the issuance of $575 million of Senior Notes due 2019 with an interest rate of 6.5%.  The proceeds of this offering, along with Niska’s own working capital, were used to redeem all of the remaining $644 million of the Company’s 8.875% Senior Notes due 2018;

•                  Implementation of  a Distribution Reinvestment Plan (“DRIP”), in which our private equity sponsor and largest unitholder reinvested approximately $18 million in additional Niska common units;

•                  Successful execution of a new storage services agreement with  Niska’s largest volumetric customer, contributing to our fee-based revenue stream and maintaining a strong long-term customer relationship;”

Rick Staples, Executive Vice President remarked, “As we look back on fiscal 2014, we believe that the extreme and prolonged cold weather in the winter of 2014 reaffirmed the crucial role of storage in balancing variations in the natural gas market and in ensuring that a reliable supply of natural gas is available during periods of peak demand.  We are proud of the reliability demonstrated by  our facilities during these periods and we are pleased with the ability of our diversified asset base and portfolio of commercial strategies to deliver consistent Adjusted EBITDA and Cash Available for Distribution in a variety of storage environments.”

“As we enter fiscal 2015,” Mr. Staples continued, “we believe that natural gas markets are evaluating the ability of available production and infrastructure to refill storage to appropriate levels to serve natural gas needs in the next storage cycle.  The extremely cold winter depleted natural gas inventories in storage to the lowest levels in over ten years and introduced the prospect for significant volatility as the market adjusts to these new storage market conditions.  While the current seasonal spread for natural gas is extremely narrow, we expect market conditions to be dynamic as the industry addresses aggressive refill requirements.  Assuming market conditions fall within our range of expectations, which reflect both the challenges and opportunities of the current natural gas storage environment, we currently estimate Adjusted EBITDA for fiscal 2015 to be in the range of $120 million to $140 million, and Cash Available for Distribution to be in the range of $65 million to $85 million.  These estimates include the one-time recognition of approximately $26 million related to the settlement of a storage services agreement with TransCanada Gas Storage Partnership, our largest volumetric customer.   We expect revenues and financial results in fiscal 2015 to follow a more traditional pattern of recognition, whereby the majority of revenues will be earned in the last two quarters of the fiscal year.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit, payable on Tuesday, May 27, 2014, to common unitholders of record at the close of business on Monday, May 19, 2014. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska’s operating agreement.

Carlyle/Riverstone Equity and Power Fund II, and Carlyle/Riverstone Equity and Power Fund III and certain affiliates (collectively, the “Carlyle/Riverstone Funds”), which own approximately 51.04% of the Company’s outstanding common units, have announced their intention to reinvest all amounts to be received from this distribution in additional Niska common units through the distribution reinvestment plan (DRIP), which was implemented in August, 2013. Details regarding the DRIP can be found in the Investor Center section of Niska’s website at www.niskapartners.com.

Earnings Call

Niska will host a conference call  to discuss the Company’s quarterly and year-to-date results, as well as an update on the current business environment, on Thursday, May 8, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central). This call will be webcast by NASDAQ OMX and can be accessed through Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-866-515-2912
Secondary Dial-In:	1-617-399-5126
Access Code:	19275975

A telephonic replay can be accessed until 11:59 p.m. Central, May 10, 2014, at the following numbers:

Primary Dial-In:	1-888-286-8010
Secondary Dial-In:	1-617-801-6888
Access Code:	51336751

An electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations & Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent. In total, Niska owns or contracts approximately 250 Bcf of gas storage capacity, including 154 Bcf in Alberta, 75 Bcf in California and 13 Bcf in Oklahoma.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and Cash Available for Distribution are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services which could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2015. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2015 are not accessible. Niska is able to estimate interest expense, income tax benefits and expenses, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common units of the Partnership, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
REVENUES
Fee-based revenue	$40,203	$44,011	$135,356	$163,325
Optimization, net	47,294	1,095	72,040	(22,630)
Total revenue	87,497	45,106	207,396	140,695

EXPENSES (INCOME)
Operating	13,087	7,285	40,834	32,535
General and administrative	9,772	12,231	39,937	38,562
Depreciation and amortization	10,137	10,513	41,286	50,409
Interest	16,597	16,551	66,315	67,010
Loss on extinguishment of debt	36,697	—	36,697	599
(Gain) loss on impairment and sale of assets	—	(145)	—	14,927
Foreign exchange losses (gains)	577	(381)	1,182	(694)
Other (income) expenses	(1)	71	358	(110)
	86,866	46,125	226,609	203,238

EARNINGS (LOSS) BEFORE INCOME TAXES	631	(1,019)	(19,213)	(62,543)

Income tax (benefit) expense	(3,696)	259	(10,256)	(18,942)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$4,327	$(1,278)	$(8,957)	$(43,601)

Net earnings (loss) allocated to:
Managing member	$83	$(25)	$(171)	$(863)
Common unitholders	$4,244	$(633)	$(8,786)	$(21,584)
Subordinated unitholder	$—	$(620)	$—	$(21,154)

Earnings (loss) per unit allocated to common unitholders
- basic and diluted	$0.12	$(0.02)	$(0.25)	$(0.63)

Earnings (loss) per unit allocated to subordinated unitholder
- basic and diluted	$—	$(0.02)	$—	$(0.63)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:
Net earnings (loss)	$4,327	$(1,278)	$(8,957)	$(43,601)
Add (deduct):
Interest	16,597	16,551	66,315	67,010
Income tax (benefit) expense	(3,696)	259	(10,256)	(18,942)
Depreciation and amortization	10,137	10,513	41,286	50,409
Unrealized risk management (gains) losses	(13,715)	52,112	8,732	89,851
Loss on extinguishment of debt	36,697	—	36,697	599
(Gain) loss on impairment and sale of assets	—	(145)	—	14,927
Foreign exchange losses (gains)	577	(380)	1,182	(694)
Other (income) expense	(1)	72	358	(110)
Inventory impairment write-down	4,600	—	4,600	22,281
Adjusted EBITDA	$55,523	$77,704	$139,957	$181,730
Less:
Cash interest expense, net	15,749	15,717	62,961	63,599
Income taxes (received) paid	—	(684)	73	(722)
Maintenance capital expenditures	493	726	1,575	1,833
Other (income) expense	(1)	72	358	(110)
Cash available for distribution	$39,282	$61,873	$74,990	$117,130

Revenue:
Fee-based revenue	40,203	44,011	135,356	163,325
Proprietary optimization:
Realized optimization, net	38,179	53,207	85,372	89,525
Unrealized risk management gains (losses)	13,715	(52,112)	(8,732)	(89,874)
Inventory impairment write-down	(4,600)	—	(4,600)	(22,281)
	47,294	1,095	72,040	(22,630)

Total	$87,497	$45,106	$207,396	$140,695

Capital expenditures:
Maintenance	$493	$726	$1,575	$1,833
Expansion and cost reduction	1,437	54	4,010	22,631
Total	$1,930	$780	$5,585	$24,464

Operating data:
Effective working gas capacity (Bcf)	250.5	225.5	250.5	225.5

	As of March 31,
Selected Consolidated Balance Sheet data :	2014	2013
Cash and cash equivalents	$7,704	$10,610
Inventory	$75,140	$83,416
Borrowings under revolving credit facility	$119,500	$65,000
Total debt excluding revolving credit facility	$575,000	$643,790
Members’ equity	$554,140	$597,377